NEWS RELEASE

FOR:	U S Liquids Inc.
CONTACT:	William DeArman
Chief Executive Officer
(281) 272-4511
wdearman@usliquids.com

FOR IMMEDIATE RELEASE

U S LIQUIDS INC. ANNOUNCES AGREEMENT TO SELL TWO COMPANIES

     Houston, TX, March 4, 2004 – U S Liquids Inc. (OTC “Pink Sheets”: USLQ) a provider of waste management services, today announced the signing of a letter of intent to sell substantially all of the assets of USL Environmental Services, Inc. d/b/a A&A Environmental (“A&A”) of Baltimore, MD and U S Liquids of Pennsylvania, Inc. d/b/a EMAX (“EMAX”) of Pittsburgh, PA to Perma-Fix Environmental Services, Inc. (“Perma-Fix”). Perma-Fix will pay in cash, at closing, $3.2 million for the assets of A&A and EMAX, subject to a net working capital adjustment. The closing is subject to the completion of due diligence, the execution of a definitive agreement, approval by the Board of Directors of Perma-Fix and certain other conditions, which is expected to be finalized during the first quarter of 2004. The target companies had unaudited combined revenues of approximately $15.0 million in 2003.

     A&A is a full line provider of environmental, marine and industrial maintenance services. A&A has been in business for over 45 years and was formed specifically to meet the needs of today’s environmental and plant managers. A&A offers expert environmental services such as 24 hour emergency response, vacuum services, hazardous and non-hazardous waste disposal, ship and bilge cleaning and other remediation services. EMAX provides a variety of environmental services through its field and industrial services group, such as transportation of drums and bulk loads, tank cleaning, industrial maintenance, dewatering, drum management and chemical packaging. EMAX also has a wastewater treatment group, which provides for the treatment of non-hazardous wastewaters such as leachates, oily waters, industrial process waters, off-spec products and grease trap waste.

     This document contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Key factors that could cause actual results to differ materially from expectations include, but are not limited to: (1) the Company’s inability to further extend its credit facility; (2) uncertainties caused by the Company’s failure to comply with the terms of its credit facility; (3) the impact that our financial condition may have on its customers, suppliers and employees; (4) the Company’s general lack of liquidity; (5) the outcome of litigation and administrative proceedings pending against the Company; (6) obtaining or maintaining governmental permits and approvals required for the operation of the Company’s facilities; (7) changes in the laws and regulations governing the Company’s operations; (8) the failure to comply with laws and regulations governing the Company’s operations; and (9) the insufficiency of the Company’s insurance coverage or the impact of the insolvency of Reliance Insurance Company. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission.

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